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                                                                   EXHIBIT 10.01

                      SENIOR EXECUTIVE EMPLOYMENT AGREEMENT

        This EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of March 30, 2004 (the "Effective Date"), by and between PACIFICARE HEALTH SYSTEMS, INC., a Delaware corporation (the "Company"), with its principal place of business located at 5995 Plaza Drive, Cypress, California 90630, and Howard
G. Phanstiel ("Executive").

                                    RECITALS

        WHEREAS, the Company desires to continue Executive's employment in the capacity of Chairman of the Board of Directors and Chief Executive Officer.

        WHEREAS, the Company and Executive are entering into this Agreement to establish the terms and conditions of the employment relationship.

        WHEREAS, this Agreement is intended to replace the Senior Executive Employment Agreement between the Company and Executive dated March 30, 2001, as amended by the First Amendment thereto dated March 30, 2001 (as so amended, the "Prior Agreement").

        NOW, THEREFORE, in consideration of the following covenants, conditions and promises contained herein, and other good and valuable consideration, the Company and Executive hereby agree as follows:

1.      EMPLOYMENT

        1.1 Executive's General Duties. The Company employs Executive and Executive serves the Company in the capacity of Chairman of the Board of Directors and Chief Executive Officer, having such usual and customary duties and authority as an officer of similar capacity in a corporation of comparable size, holdings, and business as that of the Company.

        Executive shall do and perform all services, acts, or things necessary or advisable to manage and conduct the business of the Company and shall preside over such other areas of corporate activity as specified from time to time by the Board of Directors of the Company. During the term of this Agreement, Executive shall perform such additional or different duties, and accept the election or appointment to such other offices or positions as are mutually agreed upon by Executive and the Company.

        1.2 Devotion of Executive. During the term of this Agreement, Executive shall devote his entire productive time, ability, and attention to the business of the Company. Executive shall use Executive's best efforts, skills, and abilities to promote the general


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welfare and interests of the Company and to preserve, maintain, and foster the
Company's business and business relationships with all persons and entities associated therewith, including, without limitation, employer groups, medical service providers, stockholders, affiliates, officers, employees, and banks and other financial institutions. The Company shall give Executive a reasonable opportunity to perform Executive's duties and shall neither expect Executive to devote more time, nor assign more duties or functions to Executive, than are customary and reasonable for a person in Executive's position.

2.      TERM AND TERMINATION

        2.1 Term. The initial term of Executive's employment under this Agreement shall be 36 months, commencing on the effective date of this Agreement. The Company may extend the term of this Agreement for a successive term of 12 months or more by giving Executive written notice at least 60 days prior to the expiration of the term. Notwithstanding the foregoing, if a Change-of-Control occurs, as defined in Section 5.1(c) of this Agreement, then the term of the Agreement shall end 24 months from the effective date of the Change-of-Control. Except as provided by Section 2.2(f), if the Company offers Executive a new employment agreement but Executive does not accept the new employment agreement, then Executive's continued employment with the Company will be without the benefit of a written employment agreement, in which case Executive's entitlement to severance benefits on termination shall be governed by then-existing Company policies and practices. In the event that at the end of the term of this Agreement, the Company neither extends the term of the Agreement nor offers Executive a new employment agreement, then the Company shall have been deemed to have given 45 days written notice pursuant to Section 2.2(d) of this Agreement and Executive's employment with the Company shall terminate pursuant to Section 2.2(d) of this Agreement.

        2.2 Termination. This Agreement, and Executive's employment with the Company, shall be terminated upon the occurrence of any one of the following events:

            a. The death of the Executive.

            b. Executive becomes incapacitated or disabled, which incapacity or disability prevents Executive from fully performing his duties to the Company for a period in excess of 90 days and, after such 90-day period, the Company and a physician, duly licensed and qualified in the specialty of Executive's incapacity, decide in their reasonable judgments, that such incapacity will be of such continued duration as to prevent Executive from resuming the rendition of services to the Company for at least an additional six-month period. For purposes of this Agreement, Executive shall be deemed permanently disabled, and this Agreement terminated upon the date Executive receives written notice from the Company that such determination has been made.

               c. Executive habitually neglects his duties to the Company or engages in gross misconduct during the term of this Agreement. For the purposes of this Agreement,


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        "gross misconduct" shall mean Executive's misappropriation of funds;
        fraud; insider trading; unauthorized possession of corporate property; the sale, distribution, possession or use of a controlled substance; conviction of any criminal offense (whether or not such criminal offense is committed in connection with Executive's duties hereunder or in the course of his employment with the Company); or Executive's action, or failure to commit an act, involving the Company which amounts to willful misconduct, wanton misconduct or gross negligence and which is materially and demonstrably harmful to the Company. In such event, Executive's termination shall be effective immediately upon receipt of written notice from the Company.

            d. Either party hereto may terminate this Agreement, with or without cause, upon 45 days prior written notice to the other party. Except for the circumstances described in Subsections (a), (b), (c), (e) and (f) of this Section 2.2, Executive's termination shall be effective 45 days after receipt of such written notice.

            e. Upon the expiration of the term of this Agreement, the Company neither extends the Agreement pursuant to Section 2.1 nor offers Executive a new employment agreement.

            f. Executive voluntarily terminates his employment, upon written notice to the Company, to be effective at the end of the term of this Agreement, after the Company offers Executive a new employment agreement that establishes duties materially inconsistent with those described in
        Section 1.1, reduces Executive's salary by more than 10 percent below the salary in effect at the end of the term of this Agreement or does not contain severance provisions comparable to those in this Agreement.

3.      COMPENSATION DURING THE TERM OF THIS AGREEMENT

        3.1 Base Salary. As long as Executive satisfactorily performs all of his obligations under this Agreement, the Company shall pay Executive an annual base salary during the term of this Agreement, payable in equal installments on the Company's regular payroll dates. As of this date, Executive's annual base salary has been set at $990,000. On an annual basis, the Company shall review Executive's salary, but shall be under no obligation to increase Executive's salary. Executive authorizes the Company to take such deductions and withholdings from his base salary and other compensation, including any bonus as are required by law, directed by Executive, or as reasonably directed by the Company for its employees, which deductions shall include, without limitation, withholding for federal and state income taxes and social security.

        3.2 Benefits. Executive shall be eligible to fully participate in all of the employee benefit plans and programs available to other high-level executives of the Company, including, without limitation, health, dental, and life insurance coverage for Executive and Executive's dependents, pension and profit sharing programs (including the Company's Supplemental


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Executive Retirement Plan), and vacation and sick leave benefits, the Amended and Restated PacifiCare Health Systems, Inc. Savings and Profit-Sharing Plan, and the trust agreement implemented pursuant thereto, adopted as of July 1999, the Company's Statutory Restoration Plan and the Company's Deferred Compensation Plan. The Company shall have the right to change, amend, modify, or terminate any existing benefit plan or program, or to change any insurance company or modify any insurance policy adopted incident to such existing benefit plan and program.

        3.3 Automobile Allowance. The Company shall provide Executive with an $850.00 (eight hundred fifty dollar) per month automobile allowance. The Company shall furnish Executive with a cellular telephone. Executive shall provide and maintain automobile insurance for Executive's car including collision, comprehensive liability, personal and property damage, and uninsured and underinsured motorist coverage in amounts customarily obtained to cover such contingencies in the State of California. Executive shall provide proof of such coverage to the Company upon the Company's request.

        3.4 Reimbursement of Expenses. The Company shall pay for or reimburse Executive for all reasonable travel, entertainment, and other business expenses incurred or paid for by Executive in connection with the performance of his services under this Agreement. The Company shall not be obligated to make any such reimbursement unless Executive presents corresponding expense statements or vouchers and such other supporting information as the Company may from time to time reasonably request. The Company reserves the right to place subsequent limitations or restrictions on business expenses to be incurred or reimbursed.

        3.5 Annual Incentive Plan. Executive shall be eligible to participate in the Company's 2003 Management Incentive Compensation Plan, or any replacement plan, and as such plan may be further amended, modified, or terminated, from time to time (the "MICP"), in accordance with the terms and conditions set forth herein and therein. To the extent consistent with the MICP, the Compensation Committee will establish performance goals for Executive during each given Plan Year (as defined in the MICP) that would result in an Award under the MICP for achievement of target performance goals for that Plan Year (as defined in the MICP) equal to at least 125% of Executive's annual base salary, with such Award not to exceed the Maximum Award (as defined in the MICP).

        3.6 Equity-Based Plans. Executive shall be eligible to participate in the applicable equity-based compensation plans for officers and key employees of PacifiCare Health Systems, Inc., as may be amended, modified or replaced, from time to time, in accordance with the terms and conditions set forth herein and therein including eligibility for both stock options and restricted share awards.

        3.7 Insurance. During the term of this Agreement, the Company shall insure Executive under its general liability insurance for all conduct committed in good faith while acting


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in the capacity of Chairman of the Board of Directors and Chief Executive
Officer of the Company or in any other capacity to which Executive may be appointed or elected.

4.      COMPENSATION FOLLOWING TERMINATION OF EMPLOYMENT PURSUANT TO SECTION 2.2

        4.1 Death. In the event that this Agreement is terminated by reason of Executive's death, Executive's estate or legal representative shall be entitled to receive the following:

            a. Payment of benefits under the life insurance policy purchased by the Company on Executive's behalf, if any;

            b. Payments of benefits under the MICP set forth in Section 3.5 in accordance with the terms of the MICP plan document;

            c. Executive's legal representative shall be permitted to exercise any vested and unexercised options granted under the 1996 Stock Option Plan for Officers and Key Employees, the 2000 Employee Plan and any other stock option plans of the Company (collectively, the "Stock Option Plans") in accordance with their terms for a period of one year following Executive's death.

        4.2 Disability. In the event that Executive is terminated because of incapacity or disability, the Company shall provide Executive with the following:

            a. Payment of benefits under the disability insurance policy maintained by the Company on Executive's behalf, if any;

            b. Payment of benefits under the MICP set forth in Section 3.5 in accordance with the terms of the MICP plan document;

            c. The right to exercise any vested and unexercised options under the Stock Option Plans in accordance with the terms stated therein;

            d. Payment of the automobile allowance as provided under Section 3.3 for a period of 18 months following the effective date of such termination.

        4.3 Neglect, Misconduct or Voluntary Termination. In the event this Agreement is terminated because of Executive's habitual neglect or gross misconduct pursuant to Section 2.2(c) or because of Executive's voluntary termination (except for resignation pursuant to Section 2.2(f)), the Company shall be relieved from any and all further or future obligations to compensate Executive; provided, however, that Executive shall be able to exercise any vested and unexercised awards under the Stock Option Plans in accordance with the terms set forth therein.


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        4.4 Discharge by the Company Pursuant to Section 2.2(d) or 2.2(e). In
the event that the Company terminates Executive pursuant to Section 2.2(d) or 2.2(e) under circumstances other than a Change-of-Control (as defined herein) and for any reason other than Executive's incapacity or disability or neglect/misconduct as described in Sections 2.2(b) and 2.2(c), respectively, then Executive shall be entitled to the following compensation:

            a. An amount equal to three times Executive's then current annual base salary under Section 3.1;

            b. An amount equal to three times the average of the last two MICP bonuses paid to Executive. For purposes of this Section 4.4(b), the word "paid" shall include $0.00 for any year in which Executive was eligible for, but was not paid, an MICP bonus, and for 2002 (if that year is included in any average), the amount shall be $2,546,500 (which includes $856,500 as the fair market value of the 30,000 restricted shares granted to Executive in 2002 in lieu of additional MICP bonus amounts);

            c. The right to exercise any vested and unexercised options under the Stock Option Plans in accordance with their terms within one year of the effective date of such termination;

            d. Continuation of Executive's and his dependents' medical, dental and vision benefits for a period of 36 months following the effective date of such termination;

            e. An amount equal to 36 months of Executive's automobile allowance;

            f. The Company shall provide to Executive appropriate office space and administrative support services for a period of up to 36 months following the effective date of such termination. The Company shall be obligated to provide such space and administrative support services in a manner as is customarily provided by companies of similar size and holdings as those of the Company to prior executive with comparable responsibility as Executive, and the location of such office space shall be reasonably convenient to Executive. The Company's provision of such office space and administrative support services shall not limit, restrict, or reduce, in any manner, any and all other compensation to which Executive is entitled hereunder;

            g. Executive shall receive, or have paid, the amounts of severance compensation provided in clauses (a), (b) and (e) above in equal installments over a period of 36 months. Payments will be made either in biweekly installments on the Company's regular paydays or as currently being paid to Executive;

            h. Notwithstanding the foregoing, in the event Executive engages in employment, whether as an employee, consultant or contractor with a competitor of the Company during the 36 month period in which Executive's salary continues pursuant to


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        this Section 4.4, the severance compensation available to Executive under this Section 4.4 shall be reduced by the amount of any and all gross earnings Executive earns while engaged in employment with any such competitor or competitors. For the purposes of this Section 4.4, a "competitor of the Company" means any company offering managed care and other health insurance products, including specialty managed care products and services, including without limitation, managed care organizations, health maintenance organizations, competitive medical plans, preferred provider organizations, provider sponsored organizations ("PSO"), health insurance companies, pharmacy benefit management companies, behavioral health companies, and dental and vision benefit plans. Executive agrees to provide immediate notice to the Company upon receipt of any gross earnings received by Executive from a competitor of the Company. Quarterly, Executive shall provide the Company a certificate certifying as to his employment status and if employed, the name and business of his current employer;

            i. If Executive is rehired by the Company, payments of severance compensation provided for in this Section 4.4 shall cease; and

            j. If Executive dies while receiving the salary continuation benefit as provided in this Section 4.4, Executive's estate will receive a lump sum payment of the remaining salary continuation benefit.

        4.5 Resignation by Executive Pursuant to Section 2.2(f). In the event that Executive resigns pursuant to Section 2.2(f), then Executive shall be entitled to the compensation provided by Section 4.4 of this Agreement.

5. COMPENSATION FOLLOWING TERMINATION OF EMPLOYMENT AS A RESULT OF A CHANGE-OF-CONTROL

        5.1 Termination of Employment or Resignation for Good Cause

            a. Executive's Rights. In the event that, during the term of this Agreement, the Company undergoes a Change-of-Control (as that term is defined below) and if within 24 months after the consummation of such Change-of-Control either (1) Executive is involuntarily terminated, except as provided in Section 5.1(b), or (2) Executive voluntarily terminates his employment for "good cause" as defined in Section 5.1(d), then Executive shall be entitled to the following compensation:

               1. A lump sum payment consisting of: (i) an amount equal to three times Executive's then annual base salary; (ii) an amount equal to three times the average of the last two MICP bonuses paid to Executive; (iii) a prorated bonus based on target opportunity for the year in which the Change-of-Control occurs; (iv) an amount equal to the equivalent of the premium cost of 36 MONTHS of COBRA benefits for continued medical, vision and dental coverage at the same


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            levels provided to Executive prior to such termination; and (v) an amount equal to 36 months of Executive's automobile allowance. For purposes of this Section 5.1(a)(1), the word "paid" shall include $0.00 for any year in which Executive was eligible for, but was not paid, an MICP bonus, and for 2002 (if that year is included in any average), the amount shall be $2,546,500 (which includes $856,500 as the fair market value of the 30,000 restricted shares granted to Executive in 2002 in lieu of additional MICP bonus amounts) .

               2. The right to exercise any and all unexercised stock options granted under the Stock Option Plans in accordance with their terms, as if all such unexercised stock options were fully vested, within one year of the effective date of such termination. In addition, all restricted shares granted to Executive under the Stock Option Plans shall fully vest as of the date of termination.

               3. If any payments, distributions or benefits that Executive receives under this Section 5 ("Payment") would constitute a "parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986 (the "Code") and would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties payable with respect to such excise tax (such excise tax, together with any such interest and penalties, hereinafter referred to as the "Excise Tax"), then Executive shall be paid an additional payment (the "Gross-Up Payment") in an amount that shall fund the payment by Executive of any Excise Tax on the Payment as well as all income and employment taxes imposed on the Gross-Up Payment, any Excise Tax imposed on the Gross-Up Payment and any interest or penalties imposed with respect to income and employment taxes imposed on the Gross-Up Payment.

               4. The Company shall provide to Executive the office space and administrative support services described in Section 4.4(f) for a period of up to 36 months after such termination.

            b. Limitation of Benefits. In the event that Executive is terminated within 24 months after a Change-of-Control of the Company, and such termination results from either Executive's death, incapacity or disability or habitual neglect or gross misconduct, then, notwithstanding anything in this Article 5 to the contrary, Executive shall receive only that compensation, if any, to which he is entitled to under Sections 4.1, 4.2 and 4.3, respectively.

            c. Change-of-Control. As used in this Section 5, the term "Change-of-Control" means and refers to:

               1. The acquisition by any Person (as hereinafter defined) of
            Beneficial Ownership (as hereinafter defined) of 20% or more of the outstanding voting


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            securities entitled to vote generally in the election of directors of the Company (the "Outstanding Company Stock"), provided that, for purposes of this subsection (1), the following acquisitions shall not constitute a Change of Control: (I) any acquisition by the Company, (II) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Person that controls, is controlled by or is under common control with, the Company or (III) a Non-Qualifying Business Combination (as hereinafter defined); or

               2. Individuals who, as of December 17, 2003 or such subsequent date as the Board may determine from time to time to be applicable for this Change-of-Control definition (the "Base Date"), constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that, for purposes of this subsection (2), any individual who becomes a director subsequent to the Base Date whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, excluding, however any such individual who initially assumes office as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

               3. Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets or stock of another corporation (a "Business Combination"), in each case, unless, following such Business Combination, the Persons who had Beneficial Ownership of the Outstanding Company Stock immediately prior to such Business Combination have Beneficial Ownership immediately following the consummation of such Business Combination, directly or indirectly, of more than 50% of the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the corporation resulting or surviving from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Stock (a Business Combination that satisfies this exception shall be deemed to be a "Non-Qualifying Business Combination"); or

               4. Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company; or


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               5. The consummation of any other transaction involving a
            significant issuance of the Company's securities, a change in the composition of the Board of other material event that the Board determines to be a Change-of-Control for purposes of this section.

        Notwithstanding the foregoing provisions of this definition, unless otherwise determined by the Board, no Change-of-Control shall be deemed to have occurred if (I) Executive is a member of a group that first announces a proposal which, if successful, would result in a Change-of-Control and which proposal (including any modifications thereof) is ultimately successful, or (II) Executive acquires a two percent (2%) or more equity interest in the entity which ultimately acquires the Company pursuant to the transaction described in clause (I) above.

        For purposes of this definition, "Person" means an individual, partnership, joint venture corporation, trust, unincorporated organization, government (or agency or political subdivision thereof), group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) or any other entity, and "Beneficial Ownership" means beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act.

            d. Good Cause. As used in this Agreement "good cause" for Executive to terminate his employment shall be deemed to exist if Executive voluntarily terminates employment within 24 months of a Change-of-Control for any of the following reasons:

               1. Without Executive's express prior written consent, Executive is assigned duties materially inconsistent with and of a diminished nature from Executive's position, duties, responsibilities, or status with the Company, which substantially varies from that which existed immediately prior to such Change-of-Control.

               2. Without Executive's express prior written consent, Executive experiences a change in his reporting level, titles, or business location (of more than 50 miles from Executive's current business location or residence whichever is closer to the new business location) which substantially varies from that which existed immediately prior to the Change-of-Control; except that if Executive is not located at the Company's corporate headquarters in California, a relocation to the Company's corporate headquarters in California shall not be deemed a substantial variation, unless Executive's reporting level or title is also substantially varied.

               3. Without Executive's express prior written consent, Executive is removed from any position held immediately prior to the Change-of-Control, or if Executive fails to obtain reelection to any position held immediately prior to the Change-of-Control, which removal or failure to reelect is not directly related to Executive's incapacity or disability, habitual neglect, gross misconduct or death.


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               4. Without Executive's express prior written consent, Executive experiences a reduction in salary of more than 10 percent below that which existed immediately prior to the Change-of-Control.

               5. Without Executive's express prior written consent, Executive experiences an elimination or reduction of any employee benefit, business expense reimbursement or allotment, incentive bonus program, or any other manner or form of compensation available to Executive immediately prior to the Change-of-Control and such change is not otherwise applied to others in the Company with Executive's position or title.

               6. The Company fails to obtain from any successor, before the succession takes place, a written commitment obligating the successor to perform this Agreement in accordance with all of its terms and conditions.

               7. The Company or any successor thereto purports to terminate
            Executive pursuant to Section 4.4 without first giving Executive prior written notice thereof that specifies the facts and circumstances, in reasonable detail, serving as the basis for Executive's termination.

        5.2 Resignation for Other Than Good Cause after a Change-of-Control. In the event that the Company undergoes a Change-of-Control and Executive remains with the Company for 12 months following the effective date of the Change-of-Control, Executive will be given a 30-day "window period" in which to elect to voluntarily terminate Executive's employment for reasons other than good cause. Should Executive choose to terminate Executive's employment within the 30-day "window period," then Executive shall be entitled to the following compensation:

            a. One-half the lump sum payment referred to in Section 5.1(a)(1).

            b. The right to exercise all vested and unexercised stock options granted under the Stock Option Plans in accordance with their terms within one year of the effective date of such termination.

            c. Office space and administrative support services as set forth in
        Section 4.4(f) for a period of up to 36 months from the date of termination.

6.      CONFIDENTIALITY AND OWNERSHIP OF PROPRIETARY INFORMATION

        6.1 Confidential Information. Executive acknowledges that, during the course of Executive's employment with the Company or with any subsidiary or affiliate of the Company, Executive will have access to certain confidential information in the form of know-


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how, trade secrets, or proprietary information of the Company or its subsidiaries or affiliates ("Confidential Information") and that such Confidential Information will be acquired in confidence and as a fiduciary of the Company or its subsidiaries or affiliates. For the purposes of this Agreement, Confidential Information shall include, without limitation, member health data and medical records and any other protected healthcare information, any and all cost and expense data, marketing and customer data, sales manuals, underwriting guidelines, case management policies and procedures, utilization review and quality assurance policies and procedures, provider manuals, individual and group subscriber information (including, the name, address, telephone number, or contact person for an individual or group subscriber), subscriber group manuals, processes, designs, devices, compilations of information, operational techniques operating manuals, symbols, service marks, logos, customer and vendor lists (including, without limitation, lists of subscribers, subscriber groups, clients, brokers, and providers contracting with the Company or any subsidiary or affiliate of the Company), business information, marketing programs, plans, and strategies, research and development plans, contracts and licenses, licensing techniques and practices, advertising and promotional materials, financial information and strategies, computer software and other computer-related materials, copyrightable material, security controls, including computer system passwords, and other legally protected information owned by or used in the respective businesses of the Company or its subsidiaries or affiliates which are confidential or proprietary in nature and may include confidential or proprietary information received from third parties. In addition to the foregoing, Confidential Information also includes any information which is not generally known to the public, or within the market or trade in which the Company competes that derives independent value from not being generally known, and the physical embodiments of such information in any tangible form, whether written or machine-readable in nature, or any information which is marked or designated as "Confidential" or "Proprietary."

        6.2 Ownership of Inventions. Executive agrees to assign and does hereby assign to the Company any and all ideas, designs, know-how, programs, improvements, inventions, discoveries and literary creations which Executive alone or with others may conceive or make, and which (a) are made wholly or partially with the Company's assets or confidential or trade secret information; or (b) are developed wholly or partially on the Company's time; or (c) relate at the time of conception or reduction to practice to the Company's business, including actual or demonstrably anticipated research or development of the Company; or (d) result from Executive's work for the Company (collectively referred to as "Inventions"). Such Inventions are and shall be the property of the Company and shall be deemed to be part of the Company's business, whether or not any applications for patents, trademarks or copyrights are filed thereon. Further, all such Inventions shall constitute Confidential Information. Executive shall not claim to own any Inventions relating to the business of the Company. Executive agrees that, upon request of the Company, Executive shall execute any and all papers and do all other lawful acts that may be required by the Company in order to make applications for Letters Patent, of the United States and of any and all other countries, on such Inventions, or that may be required to vest ownership of such applications, patents and copyrights in the Company, or that may be required to prosecute or obtain such patents, or to

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

maintain, preserve or enforce the rights of the Company in such Inventions, patents and copyrights. Except as otherwise prohibited by law (including but not limited to California Labor Code section 2870), and except for Inventions made prior to commencement of Executive's employment with the Company, in addition to the above assignment of Inventions to the Company, without further consideration, Executive hereby fully, forever, and irrevocably assigns, transfers, and conveys to the Company: (i) all patents, patent applications, copyrights, mask works, trade secrets, and other intellectual property rights in any Invention; and (ii) any and all "Moral Rights" (as defined below) which Executive may have in, to, or with respect to any Invention. For purposes of this Agreement, "Moral Rights" shall mean any rights to claim authorship of an Invention, to object to or prevent the modification of any Invention, or to withdraw from circulation or control the publication or distribution of any Invention, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a "moral right." Executive will promptly disclose any Inventions to the Company whether developed or created alone or jointly with others.

        6.3 Confidentiality Covenant. Executive acknowledges and agrees that maintaining the confidentiality of all of the Confidential Information is integral to the value of the Company and is vital to the successful operations of the Company and its subsidiaries and affiliates. In view of the foregoing, Executive agrees to maintain the confidentiality of all Confidential Information and to not disclose, divulge, exploit, or use, in any manner whatsoever, the Confidential Information for Executive's own benefit or the benefit of another person. Executive will additionally take all reasonable precautions to prevent the inadvertent or accidental exposure of the Confidential Information. Executive shall not remove any Confidential Information from the Company's premises or make copies of any of such information except for the benefit of the Company and in furtherance of Executive's duties as an employee of the Company. Upon Executive's termination of employment with the Company, Executive shall not remove from the Company's premises any materials containing any Confidential Information, and will promptly return to the Company any material which contain Confidential Information which are in Executive's possession or control.

        6.4 No Solicitation. During the term of this Agreement and for 36 months following termination of Executive's employment for any reason, Executive acknowledges and agrees that Executive will not solicit or participate in or assist in any way in the solicitation of any employees of the Company. For purposes of this provision, "solicitation" means directly or indirectly influencing or attempting to influence employees of the Company to become employed with any person, partnership, firm, corporation or other entity.

        6.5 Equitable Relief. Executive acknowledges and agrees that it would be difficult to measure the damage to the Company (or any subsidiary or affiliate, as the case may be) from any breach of Executive's obligations under this
Article 6, that injury to the Company (or to any subsidiary or affiliate, as the case may be) from any such breach would be impossible to calculate, and that money damages would therefore be an inadequate remedy for any such breach. Therefore, Executive acknowledges and agrees that the Company, in addition to any of its other rights or remedies, shall be entitled to seek injunctive or other equitable relief without bond or other security in the event of an actual or threatened breach of this Agreement. The obligations of Executive and the rights and remedies of the Company under this Agreement are cumulative and in addition to, and not in lieu of, any obligations, rights, or remedies created by applicable patent, copyright, or other laws, including the statutory and common laws governing unfair competition, misappropriation or theft of trade secrets, proprietary rights, or confidential information generally.

        6.6 Survival of Obligations. Executive's obligations under this Article 6 shall survive the termination of Executive's employment regardless of the manner of such termination and shall be binding upon Executive's heirs, executors, administrators and legal representatives.

7.      NOTICES

        All notices or other communications required or permitted to be made hereunder shall be given in writing and sent by either personal delivery, overnight delivery, or United States registered or certified mail, return receipt requested, all of which shall be properly addressed with postal or delivery charges prepaid, to the parties at their respective addresses set forth below, or to such other address as either party may designate to the other in accordance with this Article 7:


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

        If to the Company:    PacifiCare Health Systems, Inc.
                              5995 Plaza Drive
                              Cypress, California 90630
                              Attn: General Counsel

        If to Executive:      Howard G. Phanstiel
                              10601 Wilshire Boulevard, Unit 403
                              Los Angeles, California 90024

All notices sent by personal delivery shall be deemed given when actually received. All notices sent by overnight delivery shall be deemed received on the next business day. All other notices sent via United States mail shall be deemed received no later than two business days after mailing. Any notice given by any method not expressly authorized herein, shall nevertheless be effective if actually received, and shall be deemed given upon actual receipt.

8.      GENERAL PROVISIONS

        8.1 Severance Agreement. Any payments of compensation made pursuant to Articles 4 and 5 are contingent on Executive executing the Company's standard severance agreement, including a general release of the Company, its owners, partners, stockholders, directors, officers, employees, independent contractors, agents, attorneys, representatives, predecessors, successors and assigns, parents, subsidiaries, affiliated entities and related entities, and on Executive's continued compliance with Section 6.

        8.2 Assignability. This Agreement shall inure to the benefit of, and shall be binding upon the heirs, executors, administrators, successors, and legal representatives of Executive and shall inure to the benefit of, and be binding upon the Company and its successors and assigns. Executive shall not assign, delegate, subdelegate, transfer, pledge, encumber, hypothecate, or otherwise dispose of this Agreement, or any rights, obligations, or duties hereunder, and any such attempted delegation or disposition shall be null and void and without any force or effect; provided, however, that nothing contained herein shall prevent Executive from designating beneficiaries for insurance, death or retirement benefits.

        8.3 Entire Agreement. This Agreement is a fully integrated document and contains any and all promises, covenants, and agreements between the parties hereto with respect to Executive's employment. This Agreement supersedes any and all other, prior or contemporaneous, discussions, negotiations, representations, warranties, covenants, conditions, and agreements (including but not limited to the Prior Agreement), whether written or oral, between the parties hereto. Except as expressed herein, the parties have not exchanged any other representations, warranties, inducements, promises, or agreements respecting Executive's employment with the Company.

        8.4 Severability. In the event any one or more of the provisions of this Agreement shall be rendered by a court of competent jurisdiction to be invalid, illegal, or unenforceable, in any respect, such invalidity, illegality, or unenforceability shall not affect or impair the remainder of this Agreement which shall remain in full force and effect and enforced accordingly, unless a party demonstrates by a preponderance of the evidence that the invalidated provision was an essential economic term of this Agreement.

        8.5 Amendment. This Agreement shall not be changed, amended, or modified, nor shall any performance or condition hereunder be waived, in whole or in part, except by written instrument signed by the party against whom enforcement or waiver is sought. The waiver of any breach of any term or condition of this Agreement shall not be deemed to constitute the waiver of any other or subsequent breach of the same or any other term or condition of this Agreement.

        8.6 Governing Law. This Agreement shall be governed by, enforced under, and construed in accordance with the laws of the State of California.

        8.7 Membership on Other Boards. Executive may serve on the board of directors of up to two companies other than the Company and its affiliates during the course of his employment with the Company, as long as such service does not interrupt Executive in the performance of his duties as the full-time Chairman of the Board of Directors and Chief Executive Officer of the Company and Executive advises the Board of Directors of the Company (the "Board") of such services. From time to time, Executive may serve on additional boards with the approval of the Board.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

The Company:                                PACIFICARE HEALTH SYSTEMS, INC.,
                                            a Delaware corporation

                                            By: /s/ DAVID A. REED
                                               ---------------------------------
                                                   David A. Reed
                                                   Lead Independent Director



Executive:                                     /s/ HOWARD G. PHANSTIEL
                                               ---------------------------------
                                                   Howard G. Phanstiel

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